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                                                                   EXHIBIT 10.23

                         RECEIVABLES SERVICING AGREEMENT

         THIS RECEIVABLES SERVICING AGREEMENT ("Agreement") is entered into as of this 28th day of April, 2000, by and among THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation ("CIT"), KIDPOWER, INC., a Tennessee corporation ("Kidpower"), and FUNNOODLE (HK) LIMITED, formerly named Sun Master Investment Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China ("Funnoodle (HK)").

                              W I T N E S S E T H:

         WHEREAS, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), dated as of October 25, 1999, by and among Funnoodle, Inc., a Delaware corporation ("Funnoodle"), Kidpower, Toymax International, Inc. ("International") and Mr. James P. O'Rourke, an individual, and a subsequent Assignment of Contract, dated November 30, 1999, by and among Funnoodle (HK), Funnoodle, International, Kidpower and Mr. James P. O'Rourke of all of Funnoodle's rights and obligations under the Purchase Agreement, Funnoodle (HK) has purchased from Kidpower certain of the properties and assets of the Funnoodle product line (the "Funnoodle Product Line") of Kidpower;

         WHEREAS, the Purchase Agreement was amended by a First Amendment to Asset Purchase Agreement, dated April 5, 2000, by the parties thereto;

         WHEREAS, in connection with the Purchase Agreement, Funnoodle (HK) and Kidpower have entered into a Management Services Agreement (the "MSA"), dated as of November 30, 1999, pursuant to the terms and conditions of which Kidpower has agreed, among other things, to assist Funnoodle (HK) with the manufacture and shipment of products related to the Funnoodle Product Line and the collection of accounts receivable owing from customers to Funnoodle (HK) in respect of the Funnoodle Product Line (such accounts receivable being hereinafter known as the "Funnoodle Receivables");

         WHEREAS, Kidpower and CIT are parties to a certain Factoring Agreement dated December 9, 1999 (the "Kidpower Factoring Agreement"), and Toymax, Inc., a New York corporation ("Toymax"), and CIT are parties to a certain Factoring Agreement dated February 2, 1999 (the "Toymax Factoring Agreement"), as each such agreement shall have been amended, modified or supplemented from time to time.

         WHEREAS, Funnoodle (HK) has entered into a Factoring Agreement dated the date hereof with CIT (such Factoring Agreement, as from time to time amended, modified, supplemented or restated, being hereinafter known as the "Funnoodle Factoring Agreement"), pursuant to the terms and conditions of which, CIT shall factor all of Funnoodle (HK)'s accounts receivable on a notification basis (such receivables being hereinafter known as the "Factored


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Receivables") and extend credit and other financial accommodations to Funnoodle
(HK), all as more fully described in the Funnoodle Factoring Agreement;

         WHEREAS, under the terms of the Funnoodle Factoring Agreement, Funnoodle (HK) is required to notify Funnoodle (HK)'s customers that payment in respect of all invoices evidencing Factored Receivables (I.E., all invoices evidencing Funnoodle Receivables) is to be remitted to CIT's lockbox in Charlotte, North Carolina;

         WHEREAS, because Kidpower's sales and deliveries of its goods for its own account which give rise to "Kidpower Receivables," and Kidpower's deliveries of Funnoodle's (HK)'s goods on behalf of Funnoodle (HK) that give rise to Funnoodle Receivables, are often to the same customer, billed pursuant to a single account number (vendor number) give rise to "Combined Payments," and because Kidpower has represented to CIT that many of such customers will remit payment only to one vendor number and address, Kidpower and Funnoodle (HK) have requested that CIT collect the Combined Payments and remit payment of Kidpower Receivables received by CIT to Kidpower and payment of Funnoodle Receivables received by CIT to Funnoodle (HK), as the case may be; and

         WHEREAS, CIT has agreed to accommodate such requests of Funnoodle (HK) and Kidpower pursuant to the terms and conditions contained in this Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, CIT, Kidpower and Funnoodle (HK) agree as follows:


                  1. IDENTIFICATION OF THE FUNNOODLE PROCEEDS. (a) CIT shall establish two separate accounts on its books under Code No. __3126_______ for Kidpower and Code No. _0603______ for Funnoodle (HK), solely to facilitate from all Combined Payments the identification of remittances received by CIT from Kidpower's customers on account of Kidpower Receivables and remittance received by CIT from Funnoodle (HK)'s customers on account of Funnoodle Receivables. Concurrently with delivery by Kidpower to CIT of invoices in respect of any Combined Payments, Kidpower shall identify to CIT and to Funnoodle (HK), using the aforementioned code, the invoices in respect of Funnoodle Receivables, if any, and the invoices in respect of Kidpower Receivables, if any, CIT shall be entitled to rely on Kidpower's exclusive instructions in identifying such Kidpower Receivables and Funnoodle Receivables and the invoices in respect thereof. In the event of any disagreement between Funnoodle (HK) and Kidpower as to the accuracy of any such instructions issued by Kidpower, CIT shall follow the joint written instructions of the parties therefor delivered to CIT as to the resolution of any such disagreement or, if none, the instructions issued to CIT by any independent arbitrator or mediator duly authorized by Funnoodle (HK) and Kidpower to resolve such disagreement or dispute.

                     (b) Upon CIT's receipt of a payment from a customer identified by Kidpower as obligated on account of Combined Payments, CIT shall compare the invoice numbers on the remittance advice delivered with such payment with the invoice numbers in respect of Combined Payments previously identified by Kidpower, and shall thereby determine



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the portion of such remittance that is in payment of (i) Funnoodle Receivables
(such portion being hereinafter known as the "Funnoodle Proceeds") and (ii) Kidpower Receivables (such portion being hereinafter known as the "Kidpower Proceeds"). If CIT cannot determine whether a remittance, or any portion thereof, is in payment of any Funnoodle Receivable or any Kidpower Receivable, CIT shall promptly so advise Kidpower and Funnoodle (HK). Kidpower shall, within two business days thereafter, advise CIT and Funnoodle (HK) in writing, using the aforementioned code, of the amount payable in respect of any Funnoodle Receivable, and the amount payable in respect of any Kidpower Receivable. Unless CIT and Kidpower are notified by Funnoodle (HK) of its disagreement with such determination by Kidpower, which notice shall be provided in writing within two business days of receipt of Kidpower's instructions, CIT shall be entitled to rely on Kidpower's exclusive instructions. CIT shall hold any disputed amounts on its books as an "on account" payment (for which CIT shall not, nor shall CIT be obligated to, pay any interest thereon) and CIT shall not apply any such disputed amount(s) to any Funnoodle Receivable(s) or to any Kidpower Receivable(s) until Kidpower and Funnoodle (HK) provide joint written instructions to CIT as to the resolution of any such disagreement or, if none, the instructions issued to CIT by any independent arbitrator or mediator duly authorized by Funnoodle (HK) and Kidpower to resolve such disagreement or dispute.

                  2. PAYMENT OF PROCEEDS. (a) Every Tuesday, CIT shall credit Funnoodle's client position account (maintained by CIT pursuant to the Funnoodle Factoring Agreement) with Funnoodle Proceeds received by CIT on the prior Wednesday, Thursday and Friday. Every Thursday, CIT shall credit Funnoodle's client position account with Funnoodle Proceeds received by CIT on the prior Monday and Tuesday. CIT shall also credit Kidpower's client position account (maintained by CIT pursuant to the Kidpower Factoring Agreement) in the same manner, notwithstanding any provisions to the contrary which may be contained in either the Funnoodle Factoring Agreement or in the Kidpower Factoring Agreement.

                     (b) Notwithstanding the provision of paragraph (a) above, unless instructed otherwise in writing by Funnoodle (HK) and Kidpower, CIT shall remit to Kidpower the first One Million U.S. Dollars ($1,000,000.00) in immediately available funds received by CIT in payment of Funnoodle Receivables. Thereafter, all amounts received by CIT in immediately available funds in payment of any Funnoodle Receivable(s), CIT shall apply and credit to Funnoodle
(HK) in accordance with the Funnoodle Factoring Agreement.

                  3. FEE. Funnoodle (HK) shall pay to CIT a fee for CIT's services hereunder equal to one tenth percent (0.1%) of the gross face amount of Combined Payments processed under this Agreement.

                  4. TERM. This Agreement shall remain in effect until the earliest to occur of any of the following: (i) termination of the Funnoodle Factoring Agreement, (ii) termination of the Toymax Factoring Agreement; (iii) termination of the Kidpower Factoring Agreement; or (iv) termination of that certain Guaranty made by International to CIT for the obligations of Funnoodle
(HK) to CIT; or (v) Funnoodle (HK) and Kidpower agree in a joint writing delivered to CIT to terminate this Agreement in thirty (30) days from the date of CIT's receipt of such notice. Termination of this Agreement shall not affect CIT's obligations as provided in this



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Agreement to remit Funnoodle Proceeds in respect of Funnoodle Receivables, or
Kidpower Proceeds in respect of Kidpower Receivables, arising prior to termination of this Agreement. Kidpower and Funnoodle (HK) shall provide CIT with wire instructions for the remittance of any such proceeds and shall pay CIT's wire transfer fees for same.

                  5. INDEMNITY. (a) Funnoodle (HK) agrees to indemnify CIT and hold CIT harmless from and against any and all loss, claim, liability, damage, cost or expense suffered or incurred by CIT as a result of, or in connection with, any third party claims arising from or relating to the arrangements described in this Agreement, except to the extent attributable to CIT's gross negligence or willful misconduct as determined by a court of proper jurisdiction. By way of illustration only, such claims may include (i) preference claims on account of any Funnoodle Receivables, (ii) claims for overpayment or erroneous payment of any Funnoodle Receivables and (iii) claims for disputes in respect of any Funnoodle Receivables.

                     (b) Kidpower agrees to indemnify CIT and hold CIT harmless from and against any and all loss, claim, liability, damage, cost or expense suffered or incurred by CIT as a result of, or in connection with Kidpower's gross negligence or willful misconduct as determined by a court of proper jurisdiction.

                     (c) The indemnities and rights contained in this Section 4 shall survive the termination of this Agreement.

                     (d) The duties and obligations of CIT under this Agreement shall be administrative in nature, and CIT shall not, by reason of this Agreement or its performance hereunder, have or be deemed to have an fiduciary relationship with either Funnoodle (HK) or Kidpower.

                  6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties to this Agreement.

                  7. ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire understanding among the parties hereto with respect to the subject matter hereof.

                  8. GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of New York (without regard to conflicts of laws principles).

                  9. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.



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                  10. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF
THE PARTIES HERETO DOES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[remainder of page intentionally left blank]



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IN WITNESS WHEREOF, this Agreement has been duly executed on the date first above-written.


                                        CIT:
                                        THE CIT GROUP/COMMERCIAL
                                        SERVICES, INC.

                                        By: /s/ Steven Forleiter
                                           --------------------------------
                                        Name: Steven Forleiter
                                        Title:   Vice President

                                        KIDPOWER:
                                        KIDPOWER, INC.

                                        By: /s/ John D. Taylor, Jr.
                                           --------------------------------
                                        Name: John D. Taylor, Jr.
                                        Title:   Executive Vice President

                                        FUNNOODLE (HK):

                                        FUNNOODLE (HK) LIMITED

                                        By: /s/ William A. Johnson
                                           --------------------------------
                                        Name: William A. Johnson
                                        Title:   Chief Financial Officer


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